Exhibit 99.2

200 West Street | New York, NY 10282-2198

Tel: 212-902-1000 | Fax: 212-902-3000

April 11, 2024

Board of Directors

Southwestern Energy Company

10000 Energy Drive

Spring, TX 77389

Re: Amendment No. 1 to Registration Statement on Form S-4 of Chesapeake Energy Corporation (File No. 333-277555), filed April 11, 2024 (the “Amended Registration Statement”)

Ladies and Gentlemen:

Reference is made to our opinion letter, dated January 10, 2024 (“Opinion Letter”), with respect to the fairness from a financial point of view to the holders (other than Chesapeake Energy Corporation (“Parent”) and its affiliates) of the outstanding shares of common stock, par value $0.01 per share (the “Company Shares”), of Southwestern Energy Company (the “Company”) of the exchange ratio of 0.0867 shares of common stock, par value $0.01 per share, of Parent to be paid to such holders for each Company Share pursuant to the Agreement and Plan of Merger, dated as of January 10, 2024, by and among Parent, Hulk Merger Sub, Inc., a wholly owned subsidiary of Parent, Hulk LLC Sub, LLC, a wholly owned subsidiary of Parent, and the Company.

The Opinion Letter is provided for the information and assistance of the Board of Directors of the Company in connection with its consideration of the transaction contemplated therein. We understand that the Company has determined to include our opinion in the Amended Registration Statement. In that regard, we hereby consent to the reference to our Opinion Letter under the captions “Summary—Opinion of Southwestern’s Financial Advisor,” “The Merger—Background of the Merger,” “The Merger—Recommendation of the Southwestern Board and its Reasons for the Merger,” “The Merger—Certain Unaudited Forecasted Financial Information” and “The Merger—Opinion of Southwestern’s Financial Advisor” and to the inclusion of the foregoing opinion in the Joint Proxy Statement/Prospectus included in the Amended Registration Statement. Notwithstanding the foregoing, it is understood that our consent is being delivered solely in connection with the filing of the Amended Registration Statement and that our Opinion Letter is not to be used, circulated, quoted or otherwise referred to for any other purpose, nor is it to be filed with, included in or referred to, in whole or in part in any registration statement (including any subsequent amendments to the Amended Registration Statement), proxy statement or any other document, except in accordance with our prior written consent. In giving such consent, we do not thereby admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933 or the rules and regulations of the Securities and Exchange Commission thereunder.

Very truly yours,

/s/ GOLDMAN SACHS & CO. LLC
(GOLDMAN SACHS & CO. LLC)